                                                                      EXHIBIT 11



JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The weighted average number of common and common share equivalents on a primary basis are as follows:



                                                     FOR THE       FOR THE
                                                   THREE MONTHS  THREE MONTHS
                                                      ENDED         ENDED
                                                    MARCH 29,     MARCH 30,
                                                       1997          1996
                                                   ------------  ------------
   Weighted average common shares outstanding        10,379,163    10,571,249
   Shares issued from assumed exercise of
       incentive stock options (1)                      244,363         9,515
   Shares issued from assumed exercise of
       nonqualified stock options (1)                    86,186        60,952
                                                    -----------   -----------
   Weighted average number of shares outstanding,
       as adjusted                                   10,709,712   $10,641,716
                                                    ===========   ===========
   Income from continuing operations                $ 1,360,000   $ 1,279,000
   Income from discontinued operations                  164,000       969,000
   Extraordinary loss                                        --      (527,000)
                                                    -----------   -----------
   Net Income                                         1,524,000     1,721,000
   Dividends on Preferred Stock                         (41,000)       (2,000)
                                                    -----------   -----------
   Net Income available to common
       stockholders                                 $ 1,483,000   $ 1,719,000
                                                    ===========   ===========
   Earnings (Loss) per common share:
       Income from continuing operations            $       .12   $       .12
       Discontinued operations                              .02           .09
       Extraordinary loss                                   .--          (.05)
                                                    -----------   -----------
   Earnings per common share                        $       .14   $       .16
                                                    ===========   ===========


--------------------------------------------------------------------------------

(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.